Exhibit 99.1

First Niagara Names Gary M. Crosby to
Serve as President and Chief Executive Officer

BUFFALO, N.Y., December 19, 2013 - First Niagara Financial Group, Inc. (NASDAQ: FNFG) today announced that its Board of Directors has appointed Gary M. Crosby as President and Chief Executive Officer, effective immediately. He also joins the company’s Board. Mr. Crosby, 60, has served as First Niagara’s interim President and CEO since March 2013.
The company’s announcement follows an extensive internal and external search, which the Board of Directors conducted in partnership with the firm of Korn/Ferry International, a leading national executive search firm with substantial financial services sector expertise.
“Gary’s wide range of experience, his relationships inside and outside the company, and his demonstrated ability to deliver solid operating results make him the best person for the position,” Chairman of the Board, G. Thomas Bowers, said. “Following a comprehensive search for an executive with strong organizational and operational experience, who can extract value from the outstanding franchise we’ve assembled, we concluded Gary has the right combination of these attributes. As shareholders and directors, we believe First Niagara has opportunities as a leading independent banking organization to continue to drive operational excellence and organic growth in the communities we serve. The Board unanimously agreed that Gary is the right individual to lead the company to leverage these opportunities and deliver long-term shareholder value.”
“The First Niagara team has made significant progress delivering on its commitments by remaining focused on the basics of banking and by continuing to enhance our ability to help our customers do great things every day,” said Mr. Crosby. “I am confident that we can improve our business model and deliver a truly differentiated customer experience by leveraging the talent we have assembled and making the right investments in new talent, technology, products and services to drive value for all of our stakeholders.”
Mr. Crosby concluded, “First Niagara has and will continue to provide a workplace where talented employees build rewarding careers and we will remain a leading corporate citizen in the communities we serve. First Niagara has a strong team of seasoned bankers and financial services professionals and I am proud of all we have accomplished thus far. I am grateful for the opportunity to continue to lead an organization with such experienced, dedicated and talented professionals.”
Gary M. Crosby
During his career, Mr. Crosby has earned a reputation as an operational leader who drives results. He joined First Niagara in 2009, and prior to his role as Interim President and CEO, served as Executive Vice President and Chief Administrative and Operating Officer. In this role, he championed First Niagara’s focus on operational excellence, was the architect of the company’s risk management capabilities build-out, and led the successful system conversions associated with the company’s recent acquisitions. Prior to joining First Niagara, Mr. Crosby was a founding shareholder of ClientLogic Corporation, serving as chief financial and chief operating officer. During his tenure, the company grew from three to 3,000 employees, expanded internationally and received recognition for best-in-class customer service and innovation. He was also a partner with Seed Capital Partners, a venture capital firm, and has held senior financial leadership positions in the banking and manufacturing industries. Mr. Crosby dedicated five years to completely revamping the operations and finances of the Buffalo schools, the second largest school district in New York State. He is a magna cum laude graduate of Canisius College.

About First Niagara
First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 420 branches, $37 billion in assets, $28 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

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First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com